December 12, 1995

Southern Pacific Rail Corporation
Southern Pacific Building
One Market Plaza
San Francisco, California 94105

Ladies and Gentlemen:

         We are acting as special counsel to Southern
Pacific Rail Corporation, a Delaware corporation ("SP"), in connection with the proposed merger (the "Merger") of SP with and into Union Pacific Railroad Company, a Utah corporation ("UPRR") and a wholly-owned subsidiary of Union Pacific Corporation, a Utah corporation ("UP"), pursuant to an Agreement and Plan of Merger, dated as of August 3, 1995 (the "Merger Agreement"), by and among UP,
UP Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of UPRR ("UP Acquisition"), UPRR and SP.

         UP has filed with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the "Registration
Statement") with respect to the common stock, par value
$2.50 per share, of UP to be issued to holders of shares of common stock, par value $0.001 per share, of SP (the
"Common Stock") in connection with the Merger. In addi-tion, UP and SP have prepared, and we have reviewed, a Joint Proxy Statement/Prospectus dated December 12, 1995, which is contained in and made a part of the Registration
Statement (the "Joint Proxy Statement/Prospectus"), and the Appendices thereto including the Merger Agreement.
In rendering the opinion set forth below we have relied upon the facts stated in the Joint Proxy Statement/
Prospectus and upon such other documents as we have deemed appropriate, including the representations of UP and SP referred to in the Joint Proxy Statement/Prospectus.
Our opinion is also based on assumptions concerning certain facts that we consider relevant in the circumstances.

         Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Joint
Proxy Statement/Prospectus captioned "The Merger -- Cer-tain Federal Income Tax Consequences" (the "Tax Section") is a fair and accurate summary of the material United
States federal income tax consequences of the Merger to holders of the outstanding Common Stock, subject to the qualifications and limitations set forth therein, and subject to the assumption that we will be able to deliver the opinion required by section 6.3(f) of the Merger
Agreement as a condition to the consummation of the Merger.
No opinion is expressed on any matters other than those specifically referred to herein.


         The opinion expressed herein is for your benefit and the benefit of holders of outstanding Common Stock, and may not be relied upon in any manner or for any purpose by any other person.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Tax Section and in the section captioned "Legal Opinion."

                                Very truly yours,

                                /s/ Shearman & Sterling

EBH/CAH